QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Investor Contacts: Lippert/Heilshorn & Associates Bruce Voss (bvoss@lhai.com) Ina McGuinness (imcguinness@lhai.com) (310) 691-7100 www.lhai.com	Company Contacts: Entropin, Inc. (Entropin@aol.com) Thomas Tachovsky, Ph.D., President and CEO Patricia Kriss, CFO and VP, Finance & Administration (760) 775-8333 www.entropin.com

FOR IMMEDIATE RELEASE

ENTROPIN ANNOUNCES RESULTS OF ESTEROM® PHASE II/III
CLINICAL TRIAL, OUTLINES NEW DRUG DEVELOPMENT PROGRAM

INDIO, Calif. (September 9, 2002)—Entropin, Inc. (Nasdaq: ETOP, ETOPW) today announced results of its Phase II/III clinical study with Esterom® solution for treating impaired shoulder function, and outlined plans for developing its novel new chemical entity, ENT-102, for the treatment of pain.

PHASE II/III STUDY RESULTS

Data from the Phase II/III study showed clinical improvement in patients treated with 10% Esterom® solution, yet these results were not at a statistically significant level when compared with patients treated with placebo. The double-blind, placebo-controlled Esterom® Phase II/III study was conducted at 10 sites throughout the U.S. and enrolled 173 patients with impaired shoulder function.

"Phase II/III was a well-designed study that addressed and overcame the deficiencies of the prior Phase IIIA study," commented Dr. Thomas G. Tachovsky, Entropin's President and CEO. "We had the advice of a blue ribbon panel of clinical experts in designing the protocol, and we worked closely with the U.S Food and Drug Administration (FDA) in determining the efficacy endpoints and the methodology. The study was conducted by well-trained clinicians at experienced clinical sites, which carefully and accurately entered into the study only patients with well-defined shoulder ailments. Also, we employed trained and experienced on-site clinical monitors to ensure all aspects of the protocol were followed. Unfortunately and to our great disappointment, we did not achieve the level of statistical significance required to demonstrate the clinical efficacy of Esterom®."

Dr. Tachovsky further noted that sub-group analyses of the data contained no noteworthy findings. Based on these results, Entropin's board of directors and management have decided to forego further development of Esterom® solution.

BOARD SETS NEW STRATEGIC DIRECTION

Research sponsored by Entropin and conducted at Harvard Medical School during the past year identified the active component in the complex Esterom® solution. When isolated and injected, this active component, ENT-102, demonstrated significant pain relief in preclinical testing.

In January 2002, the Company reported that Gary Strichartz, Ph.D., Professor of Anesthesia and Director of the Pain Research Center at Harvard Medical School and his team of researchers identified ENT-102 as a potent analgesic (pain suppressant). Results of that preclinical study revealed that ENT-102 effectively blocks nerve impulse conduction and has long-lasting properties to reduce and manage pain.

In further preclinical research, Dr. Strichartz discovered that ENT-102 also is effective in relieving both primary and secondary hyperalgesia (pain hypersensitivity) caused either by injury or incisions. Dr. Strichartz believes that there is no single product on the market that treats both types of hyperalgesia.

The Entropin board of directors met September 5th and 6th to discuss the Phase II/III data, to explore available options and to set the future direction of the Company. The board unanimously agreed to implement a new drug development program based on ENT-102.

"Shareholder value is a primary concern of the Entropin board, and we believe that we have the basis of a valuable drug for the relief of pain and suffering," said Dr. Higgins Bailey, Chairman. "The compelling findings of Dr. Strichartz form the foundation for our exclusive product-development work with this new drug, ENT-102. Importantly, our novel new drug is protected by our composition-of-matter patents, and we recently filed a U.S. patent application covering the synthetic method of preparing ENT-102."

ENT-102 DEVELOPMENT PROGRAM

When formulation work is complete, the new product will contain only the active molecule found in Esterom® solution. "We are encouraged with the preclinical merits of ENT-102, and the potential flexibility of this compound," said Dr. Tachovsky. "While our primary emphasis will be to develop ENT-102 as an injectable formulation, the drug candidate may also have promising potential use as a topical therapy."

"ENT-102 potentially addresses very common forms of pain that are poorly served by current therapies," stated Randall Carpenter, M.D., Entropin Director and pain management specialist.

Entropin Director Bruce Manning, R.Ph., a regulatory expert with more than 30 years of FDA and pharmaceutical experience, commented, "The path through the FDA approval process is much more straightforward with a single active component product than with a solution containing multiple chemicals with undefined activity."

Entropin anticipates that it will complete ENT-102 product development and toxicology studies, and plans to file an Investigational New Drug (IND) application with the FDA within 12 months. Based on this schedule, the Company could begin human clinical studies by the fourth quarter of 2003. At June 30, 2002, Entropin reported cash and cash equivalents of approximately $6.0 million, which under current development assumptions and with a clear focus on cost controls it believes will be sufficient to fund the Company through year-end 2003.

"We are enthusiastic about the future," concluded Dr. Bailey. "With ENT-102 we believe we have a new drug candidate, exciting opportunities in the large and diverse market for pain treatments, and a new, injectable delivery route option."

Statements in this press release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. No assurances can be given, for example, that the Company will successfully implement its business strategy, complete future clinical trials, obtain regulatory approvals, develop its current products, or any new products it may pursue, or be able to manufacture or successfully commercialize such products. Actual results may differ materially from those described in this press release due to risks and uncertainties that exist in the Company's operations, including, without limitation, the ability to obtain substantial additional funding, the ability to successfully complete development and commercialization of products, including the cost, scope and results of pre-clinical and clinical testing, the ability to successfully complete product research and further development, including pre-clinical and clinical studies, the time, cost and uncertainty of obtaining regulatory approvals, the ability to develop and commercialize products before competitors and other factors detailed from time to time in filings with the Securities and Exchange Commission including, without limitation, the Company's Annual Report on Form 10-KSB for the most recent fiscal year end and the Company's most recent Form 10-QSB. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances arising after the date hereof.

# # #

QuickLinks

ENTROPIN ANNOUNCES RESULTS OF ESTEROM® PHASE II/III CLINICAL TRIAL, OUTLINES NEW DRUG DEVELOPMENT PROGRAM